Exhibit 10.17

VERTEX PHARMACEUTICALS INCORPORATED
2013 STOCK AND OPTION PLAN

Form of Non-Qualified Stock Option Grant

This Agreement sets forth the terms and conditions of an Option granted pursuant to the provisions of the 2013 Stock and Option Plan (as it may be amended or restated, the “Plan”) of Vertex Pharmaceuticals Incorporated (the “Company”) to the Participant whose name appears below, covering the number of Shares of Common Stock of the Company set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan, and any Options evidenced hereby are granted subject to the terms of the Plan.

1.    Name and address of Participant to whom this Option is granted:

[INSERT NAME/ADDRESS]

2.     Number of Shares of Common Stock subject to this Option:

[_____]

3.    Purchase price of Shares subject to this Option:

[_____]

4.    Date of grant of this Option:

[_____]

5.    Expiration date of this Option: This Option shall expire on [_____], subject to earlier termination in the event of any Termination of Service or death of the Participant or otherwise in accordance with the provisions of the Plan. Except as provided in Section 6.5(a)(ii) of this Agreement, this Option may not be exercised later than (a) ninety (90) days after a Termination of Service of the Participant or (b) if the Participant dies while serving as an Employee, Non-Employee Director, consultant or advisor of the Company or an Affiliate, one (1) year after the Participant’s death.

6.     Vesting.

6.1    Vesting Schedule. This Option shall vest and become exercisable, so long as the Participant continues to serve as an Employee, Non-Employee Director, consultant or adviser of the Company or an Affiliate, [INSERT VESTING SCHEDULE], except as otherwise provided in Sections 6.2, 6.3, 6.4 or 6.5 of this Agreement. The vesting of this Option shall cease immediately upon a Termination of Service of Participant.

6.2    Absence. This Option shall not vest during any period of long-term disability or personal leave of absence of the Participant from the Company or an Affiliate (as determined under applicable Company policies). If the Participant resumes employment with the Company after a personal leave of absence or long-term disability in accordance with applicable Company policies, vesting shall resume upon the resumption of eligibility, and the Option will continue vesting at the rate provided in Section 6.1 of this Agreement until fully vested. Notwithstanding the foregoing, in no event shall the term of the Option be extended beyond the date set forth in Section 5 of this Agreement.

6.3    Death of the Participant. If the Participant dies while serving as an Employee, Non-Employee Director, consultant or advisor of the Company or an Affiliate, the vesting of all unvested Shares subject to this Option shall be accelerated, and the Option shall be exercisable as to such installments, together with any previously vested but unexercised portion of the Option, effective as of the date of death.

6.4    Termination for Cause.

(a)    If the Participant’s employment or other service to the Company is terminated by the Company for Cause (as defined below), the Company may, at its election, terminate the Participant’s right to exercise this Option (including with respect to any vested but unexercised Shares). If the Participant is notified that the Company is investigating or evaluating whether the Company will terminate Participant’s employment or other service to the Company for Cause, the Company may, at its election, suspend Participant’s right to exercise this Option by written notice to the Participant. If after such notification it is determined or otherwise agreed that Participant’s service to the Company will not be terminated for Cause, vesting of the Shares shall resume pursuant to the original schedule and any Shares that would have vested during such time as vesting was suspended shall immediately vest.

(b)    “Cause” shall mean (i) the Participant’s dishonesty or fraud, or (ii) the willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, any material breach by the Participant of any provision of any Company policy or any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), in each case as determined in good faith by the Company, which determination shall be conclusive; provided, however, that if there is a conflict between this definition of Cause and either (1) the definition of “Cause” contained in any employment agreement between the Company and the Participant or (2) the definition of “Cause” contained in any change-of-control agreement between the Company and the Participant, then such other definition shall be controlling for purposes of this Agreement.

[6.5    Career Employment Provision.

(a)    If a Participant experiences a Termination of Service other than for Cause, and the Participant is a Qualified Participant (as defined below), then (i) an additional number of Shares equal to (A) the sum of 50% plus 10% for each full year of service as an Employee [and/or a Non-Employee Director] to the Company or an Affiliate in excess of five (5) full years of service multiplied by (B) the number of unvested Shares subject to this Option immediately prior to the Participant's Termination of Service, shall vest; and (ii) all vested but unexercised Shares (including any shares that vested pursuant to the preceding subsection (i)) may be exercised until the expiration date of this Option as set forth in Section 5 of this Agreement.

(b)    A “Qualified Participant” shall mean a Participant (i) who is at least fifty-five (55) years old, (ii) who has completed at least five (5) full years of service as an Employee [and/or a Non-Employee Director] to the Company or an Affiliate, (iii) whose age plus full years of service [as an Employee and/or a Non-Employee Director] to the Company [or an Affiliate] is 65 or greater and (iv) who has completed a [mandatory] transitional period of employment with the Company following notice of the Termination of Service, the duration of which will be [__________].](1)

7.    Non-Qualified Option. This Option is a Non-Qualified Option that is not intended to qualify as an ISO within the meaning of Section 422(b) of the Code.

8.    Plan. The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this Agreement is subject to these terms and provisions in all respects.

9.    Exercise. The Participant may exercise this Option in the manner set forth in Section 9 of the Plan.

10.     Restrictions on Transfer. Except as provided in Section 10 of the Plan, this Option may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law. Any such purported transfer shall be null and void, and shall not be recognized by the Company.

11.     International Employees. This Option shall be subject to the additional terms and provisions, if any, applicable to such Participant as are set forth on an Exhibit A to this Agreement, which terms and conditions are incorporated herein by reference.

VERTEX PHARMACEUTICALS INCORPORATED

By: ___________________________

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(1)	Applicable to grants made on or after February 5, 2014.